Exhibit 99.1


                          PRESS RELEASE


               FIRST KEYSTONE ANNOUNCES COMMITMENT
    TO ESTABLISH A BRANCH OFFICE IN SHICKSHINNY, PENNSYLVANIA

Berwick, Pennsylvania - FEBRUARY 17, 2012 - First Keystone Corporation (OTC BB: FKYS), parent company of First Keystone Community Bank, announced their commitment to establish a full service branch in Shickshinny, Pennsylvania. "I'm proud to report we currently have an agreement in place to purchase the former Hasay Chevrolet property and are in the process of obtaining the necessary permits and regulatory approval to begin construction", stated Matthew Prosseda, Chief Executive Officer.

"We have seen first hand how the flooding of 2011 has impacted Shickshinny. We understand the great commitment it will take for that community to completely rebuild, and we are committed to being a successful part of that comeback." stated Kevin Miller, Chief Operating Officer. "We are a community bank that prides itself in providing excellent customer service. Our employees are excited about welcoming Shickshinny into our family of branches."

First Keystone Community Bank has a track record of solid business decisions and provides innovative business and personal banking products that focus on "Yesterday's Traditions, Tomorrow's Vision." First Keystone Community Bank is an independently owned community bank since 1864 and presently operates branches in Columbia (5), Luzerne (6), Montour (1), and
Monroe (4) counties.   Shickshinny will be their 17th branch.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher, 800.223.4207; Janney Montgomery Scott, Inc., 800.526.6397;
Boenning & Scattergood, Inc., 800.883.8383; and Stifel Nicolaus &
Co. Inc., 800.223.6807.

Note: This press release may contain forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact
Matthew P. Prosseda at 570.752.3671.



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